UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): October 4, 2014

INTERNATIONAL GOLD CORP.

(Exact name of registrant as specified in its charter)

Nevada	000-53676	N/A
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

600-666 Burrard Street, Vancouver BC V6C 3P6

(Address of principal executive offices)

Registrant's telephone number, including area code: 778-370-1372

 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

❒ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

❒ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

❒ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

❒ Pre-commencement communications pursuant to Rule 13e-4(c) under Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On October 4, 2014, International Gold Corp. ("ITGC") entered into a definitive mineral option agreement (the "Definitive Agreement") with Lode-Star Gold, Inc. ("LSG"), a private Nevada corporation, to acquire an interest in LSG’s Nevada Goldfield Bonanza property (the "Property").

Pursuant to the Definitive Agreement, ITGC is required to issue LSG 35,000,000 shares of common stock at a deemed price of $0.02 per share for a total value of $700,000 in order to earn a 20% undivided interest in the Property. In order to earn an additional 60% interest in the Property (for a total of 80%), ITGC is required to fund all expenditures on the Property and pay LSG an aggregate of $5 million in cash in the form of a net smelter returns ("NSR") royalty.

Until such time as ITGC has earned the additional 60% interest, the NSR royalty will be split as to 79.2% to LSG and 19.8% to ITGC since the Property is subject to a pre-existing 1% NSR royalty in favor of a third party.

A copy of the Definitive Agreement is attached as Exhibit 10.1 to this current report on Form 8-K, and a copy of the press release announcing ITGC’s entry into the Definitive Agreement is attached as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits
10.1	Mineral Option Agreement dated October 4, 2014
99.1	News Release dated October 8, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 9, 2014

International Gold Corp.

By:	/s/ Mark Walmesley
Mark Walmesley
Director